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                                                                EXHIBIT 10.12


STATE OF NORTH CAROLINA       )         RESTATED AND AMENDED
                              )         EMPLOYMENT AGREEMENT
COUNTY OF DURHAM              )


      THIS RESTATED AND AMENDED EMPLOYMENT AGREEMENT, made and entered into effective the 15th day of January by and between COASTAL PHYSICIAN GROUP, INC. (the "Employer" or "Coastal"), a Delaware corporation with its principal place of business in Durham, North Carolina and EUGENE F. DAUCHERT, JR. ("Dauchert"), a resident of Durham, North Carolina:

                      W I T N E S S E T H:

     WHEREAS, Dauchert is currently employed as the President and Chief Executive Officer of Coastal Physician Networks, Inc.
("CPN")  pursuant to an Employment Agreement with  Coastal  dated
September 1, 1996; and

     WHEREAS, CPN is a subsidiary of the Employer; and

      WHEREAS, certain conditions and reporting relationships contemplated in the September 1, 1996 Employment Agreement have changed and Dauchert and the Employer desire to restate and amend the terms of the Employment Agreement in order to extend the term of employment, redefine reporting relationships and reset certain incentive bonuses in light of changes that have occurred;

     WHEREAS, this Restated and Amended Employment Agreement (the "Agreement") is intended to restate and amend and supersede and replace any and all prior agreements, written or oral, related to Employee's employment with Employer with the exception of the Agreement Not to Compete dated September 1, 1994, a copy of which is attached hereto as Exhibit A;

     NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the parties agree as follows:

      1. EMPLOYMENT AND TERM. The Employer hereby employs Dauchert for a period of time (the "Term") commencing September 1, 1996 and terminating on April 30, 1997, unless sooner terminated as hereinafter provided. After April 30, 1997, the Term may be extended on a month to month basis by mutual agreement of Dauchert and the Chief Executive Officer of Employer, but neither party will be obligated to extend the Term after April 30, 1997.

       2. POSITION AND DUTIES. During the term of this Agreement, Dauchert shall be employed as the President and Chief Executive Officer of CPN and shall perform such duties as he shall from time to time be directed by the Board of Directors of CPN. The Board of Directors has designated the Chief Executive Officer of Employer as the person to whom Dauchert shall report on a day-to-day basis. Dauchert shall have overall responsibility for the day to day operations of CPN subject to the control and direction of the Chief Executive Officer of

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Employer  and  the  Board of Directors of CPN.   Dauchert  hereby
accepts such employment and agrees to use his best efforts and diligence and to devote his full time and energy to performing the duties of his position. The Employer will provide, or will cause CPN to provide, to Dauchert during the Term of this Agreement an executive secretary, office space and other support and working conditions as the same are approved by the Chief Executive Officer of Employer.

      3. COMPENSATION AND BENEFITS. Dauchert's base salary for the Term shall be an amount equal to $13,334 per month ($160,000 per annum) for each month during the Term (prorated on a daily basis for any partial month), payable in equal monthly installments payable on the last day of each month during the Term. During the Term, Dauchert shall be entitled to participate in all standard benefit programs provided or offered to other executives of CPN as such programs may exist from time to time. It is understood that the Employer and CPN reserve the right to amend, modify or terminate such programs in their sole discretion.

      4.    TERMINATION.   This Agreement may  be  terminated  by
either Dauchert or the Employer as set forth below:

           (a) This Agreement may be terminated at any time by mutual agreement; provided, however, that such mutual agreement will not be valid unless the same is in writing and signed by both Dauchert and the Employer.

           (b) This Agreement shall automatically terminate on April 30, 1997 without the need for notice or any other action by either Dauchert or Employer unless the Chief Executive Officer of Employer and Dauchert have agreed to extend the Term on a month to month basis, and then the Agreement shall automatically terminate at the end of any month if the Chief Executive Officer of Employer and Dauchert have not agreed to a further monthly extension. Agreements to extend the Term on a month to month basis need not be in writing, but Employer and Dauchert both agree that, upon request of the other party, they will confirm any agreed upon extensions in writing. Upon termination, the Severance Benefit shall be paid to Dauchert in three (3) equal monthly installments commencing within thirty (30) days of the date of termination, and any earned Divestiture Bonus as of the termination date shall be paid in accordance with the provisions of Paragraph 8 of this Agreement.

           (c) This Agreement may be terminated by the Employer at any time for cause. For the purposes of this Agreement, cause for termination by the Employer shall include, but shall not be limited to, the following: fraud; dishonesty; failure to comply with a material written policy of Employer; failure by Employee to perform or meet objective and measurable standards; unlawful activities for which Employee is indicted or convicted in a jurisdiction of the United States; and material breach of this Agreement. If this Agreement is terminated for cause, the Employer shall have no obligation to provide further compensation or benefits following the date of termination except as may be required by COBRA or the terms of any applicable benefit plans. It is specifically understood that in the event this Agreement is terminated for cause, Dauchert will not be entitled to receive the Severance Benefit or any unearned Divestiture Bonus, as hereinafter defined. Any Divestiture Bonus earned prior to the date of the termination for cause shall continue to be paid as provided herein.

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           (d)   This Agreement may be terminated by the Employer
at any time without cause. In the event of termination of this Agreement without cause, the Employer will pay to Dauchert any unpaid base salary that would have been earned through the end of
the  Term.   In  addition, the Employer will pay to Dauchert  the
Severance Benefit, as hereinafter defined, together with any earned portion of the Divestiture Bonus, as hereinafter defined. The sum of the unpaid base salary, the Severance Benefit and the earned portion of the Divestiture Bonus shall be paid to Dauchert in three (3) equal monthly installments commencing within thirty days of the date of termination. Further, for the period of three (3) months following the date of the termination of this Agreement without cause, Dauchert shall be entitled to continue to participate in all benefit plans as if he were continuously employed during such time; provided, however, in the event that an employee on severance and not actively employed is not covered by any insured benefit, it is understood that Dauchert shall not participate in any such insured benefit.

           (e) This Agreement may be terminated by the Employer in the event that Dauchert shall be totally disabled from performing his duties for the remaining portion of the Term. If this Agreement is terminated due to Dauchert's disability, the Employer shall have no obligation to provide compensation or benefits beyond the date of termination except as required by COBRA or the terms of any applicable benefit plans. If this Agreement is terminated due to Dauchert's disability, it is specifically understood that Dauchert shall not be entitled to receive the Severance Benefit or any unearned Divestiture Bonus, as hereinafter defined. Any Divestiture Bonus earned prior to the date of termination due to disability shall continue to be paid as provided herein.

           (f) This Agreement shall automatically terminate in the event of Dauchert's death during its term. In such event, the Employer will pay to Dauchert's estate all compensation and benefits due up to and including the date of death. If this Agreement is terminated due to Dauchert's death, it is specifically understood that Dauchert shall not be entitled to receive the Severance Benefit or any unearned Divestiture Bonus, as hereinafter defined. Any Divestiture Bonus earned prior to the date of termination due to death shall continue to be paid as provided herein. Any such payments of earned Divestiture Bonus will be paid to Dauchert's estate.

           (g) This Agreement shall be terminated if Dauchert shall voluntarily resign. In such event, the Employer will pay to Dauchert all compensation and benefits due up to and including the date of resignation. If this Agreement is terminated due to Dauchert's voluntary resignation, it is specifically understood that Dauchert shall not be entitled to receive the Severance Benefit or any unearned Divestiture Bonus, as hereinafter defined. Any Divestiture Bonus earned prior to the date of termination due to voluntary resignation shall continue to be paid as provided herein.

      5. PROPERTY OF EMPLOYER. Upon the termination of this Agreement for whatever reason, it is understood and agreed that all files and other information regarding the Employer or CPN and their operations are the sole and exclusive property of the Employer or CPN. Upon termination of this Agreement, Dauchert shall only remove those personal effects and any property which he has purchased without reimbursement by the Employer or CPN.

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     6.   AGREEMENT NOT TO COMPETE.  The Agreement Not To Compete
executed by Dauchert and dated September 1, 1994 is incorporated by reference herein and made a part of this Agreement.

      7. SEVERANCE BENEFIT. The Severance Benefit for purposes of this Agreement shall be equal to six months base salary less withholding of all required federal and state taxes. In the event that the Divestiture Bonus (or a portion thereof) contemplated under Section 8 is not earned due to the expiration of this Agreement or the termination of Dauchert's employment without cause prior to the date the Divestiture Bonus (or a portion thereof) is earned, then the Severance Benefit shall be increased by the amount of the Divestiture Bonus that would have been paid as a result of the divestiture of IPN/PSI/South Florida (but not less than four (4) months base salary). It is understood that the Divestiture Bonus to be paid as a result of the divestiture of HealthNet has already been earned as of the date of this Restated and Amended Agreement. It is understood that the Severance Benefit is only payable in the event of the termination of this Agreement without cause or upon termination at the expiration of its Term.

      8. DIVESTITURE BONUS. Dauchert will be entitled to receive a Divestiture Bonus based upon sale or divestiture of the following Coastal companies: HealthNet Medical Group division of Physicians Planning Group, Inc. ("HealthNet"); Integrated Provider Networks, Inc. ("IPN"); Practice Solutions, Inc. ("PSI"); and the Belle Glade Obstetrics, Inc. and Lehigh Medical Associates, Inc. practices of Coastal Physician Group of Florida, Inc. ("South Florida"). The Divestiture Bonus shall be the product of the Net Proceeds, as hereinafter defined, and the applicable percentage as shown below:

           (a) HealthNet. The Divestiture Bonus shall be equal to 0.375% of the Net Proceeds, which for purposes of this paragraph are equal to $9,375,000. As of the date of this Restated and Amended Employment Agreement, HealthNet has been sold and the Divestiture Bonus of $35,156.25 has been earned by Dauchert.

           (b) IPN/PSI. The Divestiture Bonus shall be equal to 0.5% of the Net Proceeds for the companies or assets divested by Advest, Inc. pursuant to the terms of the engagement letter between Advest and Coastal dated November 22, 1996 (the "Advest Letter"). For purposes of this paragraph, Net Proceeds shall have the same meaning as the term "Transaction Consideration" as set forth in the Advest Letter. The Divestiture Bonus shall be earned upon Coastal's receipt of the sales proceeds from a sale or divestiture.

           (c) South Florida. The Divestiture Bonus shall be equal to 1.0% of the Net Proceeds for the companies or assets divested of IPN, PSI or South Florida which are sold or divested without the assistance of Advest, Inc. (and without the requirement that a fee be paid to Advest, Inc.). The Divestiture Bonus shall be earned upon Coastal's receipt of the sales proceeds from a sale or divestiture. For purposes of this paragraph, Net Proceeds shall be defined as net cash received by Coastal from the sale after payment of professional fees, including investment bankers, accounting and attorneys' fees (relating to the respective transactions) and all operating expenses of the company sold accrued as of the date of sale which are not assumed by the purchaser. Extraordinary expenses incurred by Coastal and any other corporate expenses

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incurred  by  Coastal in connection with sales process  (such  as travel expenses of Coastal employees assigned to a project) and taxes will be excluded from the calculation. In the event that all or some portion of the accounts receivable of the companies are retained by Coastal and not transferred to the buyer(s), the reasonable value as determined by Coastal will be included in the Net Proceeds calculation as will any liabilities not transferred.

           (d) Any Divestiture Bonus will be paid in two equal monthly installments commencing within thirty (30) days of the date of receipt of the Net Proceeds from the sale or divestiture.

           (e) Payment of Divestiture Bonus. Payment of any Divestiture Bonus will be made in two equal monthly installments commencing within thirty days of the receipt of the Net Proceeds by Coastal for the company for which the Divestiture Bonus is earned.

      9. VACATION AND SICK LEAVE. Upon termination of this Agreement for any reason, Dauchert will be entitled to all earned, accrued and unused vacation pay upon termination. Upon termination of this Agreement for any reason, Dauchert will forfeit any unused sick pay.

      10. MANAGEMENT BUY OUT. In the event that (i) Dauchert is a principal in the purchaser of all or part of the business of Coastal as to which a Divestiture Bonus may be earned and (ii) Dauchert accepts full-time employment with the purchaser, then Dauchert will not be entitled to any Severance Benefit; however, he shall be entitled to any earned Divestiture Bonus.

      11. ATTORNEYS' FEES. Dauchert shall be reimbursed for his reasonable attorneys' fees incurred in negotiating this Agreement and the Employment Agreement which this Agreement restates and amends.

      12. GOVERNING LAW. The validity and interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of North Carolina.

      13. ENTIRE AGREEMENT. This Agreement restates and amends in its entirety the Employment Agreement dated September 1, 1996 between the parties. This Agreement contains the entire understanding of the parties. This Agreement may not be changed orally, but only by agreement in writing signed by both parties hereto.

      14. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

     15. PROVISIONS SEVERABLE. The provisions of this Agreement shall be severable and should any court determine that any part of this Agreement is invalid or unenforceable, such part or portion shall be deemed severable and shall not effect enforceability of any other provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

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                              COASTAL PHYSICIAN GROUP, INC.



                              By:/S/ HENRY J. MURPHY

                              Title:President & CEO




                              /S/ EUGENE F. DAUCHERT, JR.
                              EUGENE F. DAUCHERT, JR.